Exhibit 99.1

PRESS RELEASE

IDT Corporation - Results for Second Quarter Fiscal 2010

IDT Reports Positive Income from Operations, Cash Flow from Operations and Net Income

NEWARK, NJ — March 11, 2010:  IDT Corporation (NYSE: IDT; IDT.C) reported net income of $3.7 million ($0.17 per diluted share) for its second quarter of fiscal 2010 – the three months ended January 31, 2010.

SECOND QUARTER HIGHLIGHTS

$ in millions, except EPS	Q2 2010	Q2 2009	Change (%/$)
Revenues	362.7	403.9	-10.2%
Gross Profit	74.2	93.9	-21.0%
Gross Margin Percentage	20.5%	23.3%	-280 basis points
SG&A expenses	54.7	66.3	-17.6%
Adjusted EBITDA	17.7	20.7	-14.7%
Income from Operations	7.6	(6.2)	+$13.8
Net Income attributable to IDT	3.7	(62.0)	+$65.7
Diluted EPS attributable to IDT	$0.17	($2.71)	+$2.88
Net cash provided by (used in) operating activities	13.0	(40.5)	+$53.5
	Jan. 31, 2010	July 31, 2009	Change
Cash, cash equivalents and marketable securities	194.3	188.6	+3.0%

NOTE: Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, restructuring charges, and impairments.  It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.

MANAGEMENT COMMENTS

Howard Jonas, IDT’s Chairman and CEO, said, “For the past year and a half, we have been very focused on cutting costs and improving the performance of our core businesses.  I am very proud of our employees for making an extraordinary effort to get us back in the black.  In the second half of fiscal 2010, we will focus on growing our core businesses while at the same time remaining committed to being a lean and disciplined company.”

IDT’s Chief Financial Officer, Bill Pereira, said, “IDT’s bottom line and financial strength continue to improve.  Strong contributions from both our IDT Telecom and IDT Energy businesses and substantial reductions in overhead generated positive income from operations, positive cash flow from operating activities and net income. We also attained good revenue growth quarter over quarter as a result of improved operational performance, expanded sales and marketing efforts in our Telecom business, and various seasonal factors.  This strong performance improved our balance sheet and liquidity.”

OVERALL OPERATIONAL RESULTS

Supplementary information and explanation of the operational results is contained in the discussion of results for our operating segments. Unless otherwise indicated, all operational results in this release refer to the second quarter of IDT’s 2010 fiscal year – the quarter ended January 31, 2010, and all comparisons are for the second quarter of fiscal 2010 compared to the second quarter of fiscal 2009.

IDT revenues for the second quarter of fiscal 2010 were $362.7 million, a decline of 10.2% compared to Q2 2009 but a 10.8% increase sequentially.  Historically, seasonal factors typically have had a positive impact on second quarter revenues at both IDT Telecom and IDT Energy - all other factors being equal.  Nevertheless, the $35.3 million quarter over quarter increase in company-wide revenue during Q2 2010 far exceeds the $149 thousand revenue increase from Q1 2009 to Q2 2009 and the $7.2 million increase from Q1 2008 to Q2 2008.

IDT generated $74.2 million in gross profit, a 21.0% decline year over year and a 7.3% increase sequentially.

The Company-wide gross margin percentage of 20.5% decreased 280 basis points year over year and decreased 60 basis points sequentially.

SG&A expense totaled $54.7 million, a 17.6% reduction compared to the year ago quarter and a 4.3% reduction sequentially.  Corporate SG&A of $2.8 million represents a 53.2% reduction compared to the year ago quarter and a 49.3% reduction from the prior quarter. The reduction in corporate SG&A compared to the year ago quarter is primarily attributable to decreases in compensation and related benefits, consulting fees and charitable contributions. The sequential reduction in corporate SG&A is mostly due to decreases in legal fees, compensation and related benefits and stock-based compensation.  In addition, non-recurring reductions in medical benefits expense as a result of a smaller workforce and changes to our healthcare plan contributed to the company-wide SG&A decline compared to the year ago quarter and sequentially.

Adjusted EBITDA totaled $17.7 million, a 14.7% decline compared to the same period a year ago, but an 86.2% increase sequentially.

Income from operations was $7.6 million, including the impact of $8.4 million in depreciation and amortization costs and $1.6 million in restructuring charges.  In the year ago quarter, IDT’s loss from operations was $6.2 million, including the impact of $12.2 million in depreciation and amortization costs, $6.0 million in restructuring charges, and impairments of $8.8 million.  In the prior quarter, income from operations was $0.2 million including the impact of $9.4 million in depreciation and amortization costs.

Income from continuing operations was $4.1 million during Q2 2010 compared to a $23.7 million loss from continuing operations in Q2 2009.

Net income attributable to IDT (formerly referred to as net income after minority interest) was $3.7 million, or $0.18 per basic share and $0.17 per diluted share, compared to net loss attributable to IDT in the year ago quarter of $62.0 million, or $2.71 per basic and diluted share.

The weighted-average numbers of shares outstanding used to calculate basic earnings per share were 20.6 million and 22.9 million for Q2 2010 and Q2 2009, respectively.  For diluted earnings per share, the comparable numbers of shares were 21.5 million and 22.9 million.

BALANCE SHEET AND STATEMENT OF CASH FLOWS HIGHLIGHTS

At January 31, 2010, IDT reported cash, cash equivalents and marketable securities of $194.3 million, including $19.7 million in restricted cash and cash equivalents.  The comparable figures at July 31, 2009 were $188.6 million and $70.1 million, respectively.

Net cash provided by operating activities during the six months ended January 31, 2010 totaled $15.3 million, compared to net cash used in operating activities of $92.9 million in the comparable year ago period.

OPERATING RESULTS BY SEGMENT

IDT TELECOM
Revenues at IDT Telecom were $300.3 million in Q2 2010, down 2.5% from the year ago quarter, but up 5.2% sequentially.

Gross margin percentage was 18.8%, down 370 basis points from the year ago quarter and up 10 basis points sequentially, on gross profit of $56.5 million, an 18.7% decline year over year, but a 6.0% increase sequentially.

SG&A expense declined to $44.1 million, a 14.6% reduction year over year, and a 0.9% decline compared to the prior quarter.

Adjusted EBITDA was $11.3 million, a 27.3% decline year over year, but a 51.1% increase sequentially.

Depreciation and amortization expense declined to $7.4 million, a 31.4% decline year over year and a 12.0% decline sequentially.

Income from operations was $3.3 million, compared to $0.1 million for the same period a year ago and a loss from operations of $0.9 million in the prior quarter.

Telecom Platform Services - TPS (Wholesale Carrier and Retail Communications Services)
Telecom Platform Services (TPS) minutes of use totaled 5.3 billion for Q2 2010, a 13.2% increase year over year and a 10.0% increase over the prior quarter as a result of improved distribution and lower price offerings across both the wholesale carrier and retail business lines.  Minutes of use growth year over year was led by the wholesale carrier business, augmented by increased minutes of use from retail calling card sales in both Europe and Asia.  These were partially offset by declines in U.S. retail card minutes. On a sequential basis versus the previous quarter, most business units contributed to the increase in minutes of use.

TPS’ revenues for the quarter declined 1.2% year over year to $290.4 million, but increased 5.5% sequentially.  Compared to the year ago quarter, U.S. retail sales declined significantly, more than offsetting strong growth in European retail which was aided by the positive effect of changes in foreign currency exchange rates, and by modest growth in wholesale carrier revenues.  Sequentially, most business units contributed to revenue growth.  This revenue growth was driven by both seasonal factors and by expanded retail sales and marketing activities in U.S. retail following the purchase of the remaining interests in UTA.

TPS’ gross margin fell to 17.6%, a 280 basis point decrease from the year ago period but a 40 basis point increase sequentially.  The year over year decline reflects continued margin pressures on the sales of international long distance products and services, as a result of lower price offerings across both the wholesale carrier and retail business lines and the launch of new, lower margin, calling card offerings, as well as growth in the sales of international mobile top-up -- a relatively low margin product that enables customers to transfer minutes purchased in the U.S. directly to accounts held by friends and family at participating wireless carriers overseas.  Sequentially, gross margin benefitted from the mixed impact to total TPS revenues of higher margin retail sales in Q2, and by the impact of U.S. gift card sales during the year-end holiday season.

TPS’ SG&A expense was reduced to $42.2 million in Q2 2010, down 13.6% compared to Q2 2009, and a 0.9% decrease compared to the prior quarter.  Reductions in employee compensation, as well as certain production costs accounted for most of the year-over-year improvement.  With its restructuring and reductions in force largely completed, compensation costs in TPS will likely stabilize during the second half of fiscal 2010 while remaining below comparable year ago periods.

TPS generated $8.1 million in Adjusted EBITDA, a 13.1% decline compared to the year-ago period, but a 127.5% increase compared to the prior quarter.

TPS’ income from operations was $0.1 million, compared to a loss from operations of $6.1 million in the year ago period and a loss from operations of $4.8 million in the prior quarter.  Decreases in depreciation and amortization expense to $7.4 million in Q2 2010 compared to $10.7 million in the year ago period and $8.4 million in the prior quarter contributed to the improvement in income from operations.

Consumer Phone Services - CPS
Consumer Phone Services, which includes both bundled (unlimited local and long distance) services customers as well as long distance-only customers, has been in “harvest mode” since fiscal 2006.  Revenues declined at a slower than expected rate, to $9.9 million for Q2 2010, 29.8% below Q2 2009’s revenues.

Gross margin for CPS declined to 53.8% from 66.5% in the year ago quarter when several one time factors boosted the gross margin above the normalized range.

CPS’ SG&A expenses were reduced to $1.9 million, a 31.8% reduction year over year, as operational costs are being continuously adjusted to the needs of the declining revenues generated by this business.

CPS’ Adjusted EBITDA was $3.2 million, down 48.7% from the year ago period.

Income from operations was also $3.2 million, a 48.6% decline year over year.

GENIE ENERGY
Genie Energy includes the IDT Energy and Alternative Energy segments. The Alternative Energy segment consists of IDT’s interest in AMSO, LLC - a U.S. joint venture to develop oil shale on federal lands in Colorado, and Israel Energy Initiatives, Ltd. (IEI), an alternative energy venture in Israel.

IDT Energy
IDT Energy’s revenues were $60.7 million during Q2 2010, a 35.3% decline compared to Q2 2009 but a 50.7% increase sequentially.  Revenues for gas and electricity were $31.6 million and $29.1 million respectively, compared to $53.1 million and $40.8 million in the year ago quarter.

In the aggregate, revenue was primarily impacted by decreases in the average rates charged to customers for both electricity and gas as a result of reductions in the underlying commodity costs and, secondarily, by decreased consumption.  Gas rates declined 26.3% from the comparable year ago period while electric rates declined 25.7%.  Gas consumption declined 19.1% and electric consumption declined by 4.1% compared to the year ago period, reflecting lower per meter consumption and a decline in meters served.

Gross meter acquisitions strengthened from Q1, while remaining below year ago levels.  Gross meter acquisitions for the quarter were 28,000 compared to 68,100 in the year ago quarter and 13,600 during Q1 2010. The sales and marketing restructuring undertaken in Q4 of fiscal 2009 in combination with generally lower energy prices has substantially decreased customer churn.  The churn rate for Q2 2010 was 2.6% compared to 5.0% in the year ago quarter, and to 2.7% in Q1 2010.

As of January 31, 2010, IDT Energy served approximately 366,000 meters, comprised of 158,000 gas and 208,000 electric meters.  Total meters were down 10.4% year over year but declined by a more modest 1.7% sequentially, reflecting lower relative churn rates and an increase in the rate of gross meter acquisition following the sales and marketing restructuring.  IDT Energy expects to return to net meter growth during the latter part of fiscal 2010, but does not anticipate returning to the gross acquisition levels in New York State attained during the early part of fiscal 2009.  In other states with deregulatory initiatives, IDT Energy continues to monitor developments and has begun to test several new markets for potential growth opportunities.

Gross margin for IDT Energy rose to 26.9%, a 260 basis point increase compared to the year ago period, but a 940 basis point decline compared to the prior quarter.  The levels of gross margin achieved during fiscal 2009 and in the first half of fiscal 2010 may not be sustainable on a consistent basis going forward.

SG&A expense was reduced to $4.5 million; a 22.9% decline compared to the year ago period, primarily due to decreases in customer acquisition costs, compensation expense and Purchase of Receivables, or POR, fees.

Adjusted EBITDA was $11.9 million, a 27.9% decline compared to Q2 2009.  Sequentially, Adjusted EBITDA increased 12.8%.

Income from operations was $11.8 million, a 28.3% decline compared to Q2 2009, and a 12.3% increase sequentially.

Alternative Energy
Alternative Energy reported total costs, and a loss from operations of $1.1 million including research and development expenses of $0.8 million compared to a loss from operations of $4.0 million in Q2 2009.  Alternative Energy’s operating expenses currently consist of costs of the IEI business only, since AMSO, LLC is accounted for using the equity method.  IEI began the resource appraisal and characterization study on its exclusive Shale Oil Exploration and Production License area in the third quarter of calendar 2009. IEI anticipates that a subsequent pilot test will be conducted to determine technical and economic viability of its process and as a basis for application for the required permits and approvals for a future commercial lease and project.

During Q2 2010, AMSO, LLC, a joint venture oil shale exploration and production initiative with Total, SA began initial construction work to prepare an oil shale pilot heating test to be conducted late in calendar 2010 or early in 2011. The pilot test is intended to confirm the accuracy of several of the key underlying assumptions of AMSO, LLC’s proposed in-situ heating and retorting process.

IDT accounts for its 50% stake in AMSO, LLC using the equity method.  IDT’s equity in the net loss of AMSO, LLC in Q2 2010 of $0.3 million is included in “Other income (expense), net” in its consolidated statement of operations.

OTHER RECENT DEVELOPMENTS

On September 30, 2008, IDT received a notice from the New York Stock Exchange (NYSE) that it was no longer in compliance with the NYSE’s $100 million average market capitalization threshold over a 30-day trading period required for continued listing.  The Company submitted a plan, which was accepted by the NYSE, to regain compliance with the continued listing standard by March 30, 2010 (18 months after IDT fell out of compliance). In the event that either IDT’s market capitalization is below $100 million on March 30, 2010, or its average market capitalization for the 30 trading days preceding and including March 30, 2010 (the period beginning February 17, 2010) is below $100 million, the NYSE is likely to initiate the delisting process for IDT’s stock.  Should the NYSE commence the delisting process, the Company would seek to transition IDT stock listings to an alternative exchange.  Currently, IDT meets the initial quantitative listing standards for the NASDAQ Global Market and NYSE Amex. As of March 10, 2010, IDT had a market capitalization of $105.4 million and its average market capitalization for the period beginning February 17, 2010 through and including March 10, 2010 was $105.0 million.

During Q2 2010, IDT purchased an aggregate of 65,800 shares of its common stock for $254,000 under an existing stock buyback program. As of January 31, 2010, 5.4 million shares remained authorized for repurchase under the current stock buyback program.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

▪
Management’s discussion of the Company’s financial and operational results is posted in an audio file on the Company’s website at http://www.idt.net/about/ir/overview.asp.  The audio file is in an MP3 format and may be played directly from the website or downloaded for later playback.

▪	An archived copy of this audio file will be available on the Investor Relations page of the IDT website, under the “Presentations” heading, for at least one year after the webcast.
▪
Copies of this release - which includes a reconciliation of the Non-GAAP financial measures that are both used herein and referenced during management’s discussion of results - are available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

▪
As in recent quarters, Q&A will be in a written format.  Investors and others interested in the Company are invited to e-mail questions for management to invest@idt.net.  The Company will accept questions received through the close of business on Friday, March 12, 2010.  Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm’s name, and management’s response will be posted in a document available on IDT Corporation’s website and in a Form 8-K filing as early as Wednesday, March 17, 2010 following the market close.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State; financial stability of our major customers; our ability to reduce our losses and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2010	July 31, 2009
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$174,183	$117,902
Restricted cash and cash equivalents	19,671	64,992
Marketable securities	432	5,702
Trade accounts receivable, net of allowance for doubtful accounts of $12,518 at January 31, 2010 and $15,740 at July 31, 2009	117,232	138,697
Prepaid expenses	16,697	17,597
Investments—short-term	3,136	631
Other current assets	18,378	17,394
Assets of discontinued operations	—	18,790
Total current assets	349,729	381,705
Property, plant and equipment, net	110,076	129,066
Goodwill	17,236	17,275
Licenses and other intangibles, net	4,478	5,350
Investments—long-term	7,857	13,099
Other assets	11,841	13,125
Total assets	$501,217	$559,620
Liabilities and equity
Current liabilities:
Trade accounts payable	$57,321	$68,120
Accrued expenses	145,105	159,032
Deferred revenue	70,154	67,505
Income taxes payable	2,031	2,031
Capital lease obligations—current portion	8,062	7,058
Notes payable—current portion	588	820
Other current liabilities	2,713	4,852
Liabilities of discontinued operations	—	5,496
Total current liabilities	285,974	314,914
Capital lease obligations—long-term portion	1,115	5,211
Notes payable—long-term portion	36,377	43,281
Other liabilities	15,393	16,772
Total liabilities	338,859	380,178
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 9,241 and 9,241 shares issued and 3,745 and 4,202 shares outstanding at January 31, 2010 and July 31, 2009, respectively	92	92
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and outstanding at January 31, 2010 and July 31, 2009	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 23,218 and 22,913 shares issued and 15,632 and 15,503 shares outstanding at January 31, 2010 and July 31, 2009, respectively	232	229
Additional paid-in capital	708,700	720,804
Treasury stock, at cost, consisting of 5,496 and 5,039 shares of common stock and 7,586 and 7,410 shares of Class B common stock at January 31, 2010 and July 31, 2009, respectively	(295,624)	(293,901)
Accumulated other comprehensive income	742	953
Accumulated deficit	(251,688)	(251,916)
Total IDT Corporation stockholders’ equity	162,487	176,294
Noncontrolling interests	(129)	3,148
Total equity	162,358	179,442
Total liabilities and equity	$501,217	$559,620

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2010	2009	2010	2009
	(in thousands, except per share data)
Revenues	$362,672	$403,941	$690,001	$807,733
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	288,483	310,023	546,659	622,956
Selling, general and administrative (i)	54,667	66,332	111,766	151,886
Depreciation and amortization	8,443	12,157	17,826	25,019
Bad debt	462	2,117	910	3,753
Research and development	1,383	4,740	3,492	6,384
Impairments	(28)	8,800	(106)	8,800
Restructuring charges	1,632	5,970	1,669	7,184
Total costs and expenses	355,042	410,139	682,216	825,982
Income (loss) from operations	7,630	(6,198)	7,785	(18,249)
Interest expense, net	(1,957)	(533)	(3,289)	(175)
Other income (expense), net	107	(10,743)	(1,081)	(31,741)
Income (loss) from continuing operations before income taxes	5,780	(17,474)	3,415	(50,165)
Provision for income taxes	(1,640)	(6,201)	(2,792)	(9,001)
Income (loss) from continuing operations	4,140	(23,675)	623	(59,166)
Discontinued operations, net of tax:
Loss from discontinued operations	(177)	(38,864)	(170)	(40,764)
Loss on sale of discontinued operations	(44)	—	(191)	(231)
Total discontinued operations	(221)	(38,864)	(361)	(40,995)
Net income (loss)	3,919	(62,539)	262	(100,161)
Net (income) loss attributable to noncontrolling interests	(210)	553	(34)	917
Net income (loss) attributable to IDT Corporation	$3,709	$(61,986)	$228	$(99,244)

Amounts attributable to IDT Corporation common stockholders:
Income (loss) from continuing operations	$3,930	$(24,010)	$488	$(59,116)
Loss from discontinued operations	(221)	(37,976)	(260)	(40,128)
Net income (loss)	$3,709	$(61,986)	$228	$(99,244)

Earnings per share attributable to IDT Corporation common stockholders:
Basic:
Income (loss) from continuing operations	$0.19	$(1.05)	$0.02	$(2.51)
Loss from discontinued operations	(0.01)	(1.66)	(0.01)	(1.70)
Net income (loss)	$0.18	$(2.71)	$0.01	$(4.21)
Weighted-average number of shares used in calculation of basic earnings per share	20,563	22,872	20,377	23,596

Diluted:
Income (loss) from continuing operations	$0.18	$(1.05)	$0.02	$(2.51)
Loss from discontinued operations	(0.01)	(1.66)	(0.01)	(1.70)
Net income (loss)	$0.17	$(2.71)	$0.01	$(4.21)
Weighted-average number of shares used in calculation of diluted earnings per share	21,453	22,872	21,027	23,596

(i) Stock-based compensation included in selling, general and administrative expenses	$685	$621	$1,890	$1,944

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended January 31,
	2010	2009
	(in thousands)
Net cash provided by (used in) operating activities	$15,264	$(92,905)
Investing activities
Capital expenditures	(4,866)	(5,321)
Repayment of notes receivable, net	80	168
Capital contributions to AMSO, LLC	(744)	—
Proceeds from sale and redemption of investments	980	24,311
Restricted cash and cash equivalents	45,321	(49,156)
Proceeds from sales of buildings	5,150	—
Proceeds from sales and maturities of marketable securities	4,618	135,318
Purchases of marketable securities	—	(36,045)
Net cash provided by investing activities	50,539	69,275
Financing activities
Cash of subsidiaries deconsolidated as a result of the CTM Spin-Off	(9,775)	—
Distributions to holders of noncontrolling interests in subsidiaries	(1,259)	(775)
Proceeds from sale of stock of subsidiary	—	1,187
Proceeds from employee stock purchase plan	—	36
Repayments of capital lease obligations	(3,216)	(4,125)
Repayments of borrowings	(327)	(505)
Repurchases of common stock and Class B common stock	(1,723)	(5,088)
Net cash used in financing activities	(16,300)	(9,270)
Discontinued operations
Net cash provided by (used in) operating activities	930	(273)
Net cash (used in) provided by investing activities	(44)	10,249
Net cash used in financing activities	(471)	(944)
Net cash provided by discontinued operations	415	9,032
Effect of exchange rate changes on cash and cash equivalents	(117)	(5,369)
Net increase (decrease) in cash and cash equivalents	49,801	(29,237)
Cash and cash equivalents (including discontinued operations) at beginning of period	124,382	164,886
Cash and cash equivalents (including discontinued operations) at end of period	174,183	135,649
Less cash and cash equivalents of discontinued operations at end of period	—	(6,775)
Cash and cash equivalents (excluding discontinued operations) at end of period	$174,183	$128,874
Supplemental schedule of non-cash financing and investing activities
Mortgage note payable settled in connection with the sale of building	$(6,137)	$—
Net assets excluding cash and cash equivalents of subsidiaries deconsolidated as a result of the CTM Spin-Off	$(6,011)	$—

Reconciliation of Non-GAAP Financial Measures for the Second Quarter of Fiscal Year 2010

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT’s earnings release for the second quarter of fiscal 2010 also disclosed Adjusted EBITDA, which is a non-GAAP measure that contains certain adjustments to net income (loss) or income (loss) from operations to eliminate the impact of certain items that management believes do not truly reflect IDT’s performance.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. IDT’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, bad debt expense and research and development expense.  Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add (1) depreciation and amortization, (2) impairments and (3) restructuring charges. These additions are non-cash and/or non-recurring items in the relevant fiscal 2010 and fiscal 2009 periods.

Management believes that IDT’s Adjusted EBITDA measure provides useful information to both management and investors by excluding certain expenses and non-recurring gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to IDT’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. Adjusted EBITDA may also be an indicator of the strength and performance of IDT’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur and service debt. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While IDT’s business may be capital intensive, IDT has significantly reduced its capital expenditures to date and going forward intends to incur capital expenditures at the reduced levels. Accordingly, IDT’s telecommunications network is less costly than in the past, therefore exclusion of depreciation and amortization charges from IDT’s operating results is a useful indicator of its current performance.

The impairments and restructuring charges are also excluded in the calculation of Adjusted EBITDA. Impairments are primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. Restructuring charges are substantially non-recurring and are reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. In addition, restructuring charges are decreasing and are expected to remain at the reduced levels for the foreseeable future. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

The other calculation of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, bad debt expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss) or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Following are reconciliations of Adjusted EBITDA to the most directly comparable GAAP measure – income (loss) from operations for both IDT’s reportable segments and for IDT on a consolidated basis.

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income (Loss)
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Three Months Ended January 31, 2010 (Q2 2010)
Revenues	$362.7	$290.4	$9.9	$60.7	$-	$1.6	$-
Direct cost of revenues	288.5	239.3	4.6	44.4	-	0.2	-
Selling, general and administrative	54.7	42.2	1.9	4.5	0.3	2.9	2.8
Bad debt	0.5	0.2	0.3	-	-	-	-
Research and development	1.4	0.6	-	-	0.8	-	-
Adjusted EBITDA	17.7	8.1	3.2	11.9	(1.1)	(1.6)	(2.8)
Subtract:
Depreciation and amortization	8.4	7.4	-	-	-	0.7	0.3
Restructuring charges	1.6	0.6	-	0.1	-	0.1	0.9
Income (loss) from operations	7.6	$0.1	$3.2	$11.8	$(1.1)	$(2.4)	$(4.0)
Interest expense, net	(2.0)
Other income, net	0.1
Income from continuing operations before income taxes	5.7
Provision for income taxes	(1.6)
Income from continuing operations	4.1
Loss from discontinued operations	(0.2)
Net income	3.9
Net (income) attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$3.7

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Three Months Ended October 31, 2009 (Q1 2010)
Revenues	$327.3	$275.2	$10.4	$40.3	$-	$1.5	$-
Direct cost of revenues	258.2	227.9	4.3	25.7	-	0.3	-
Selling, general and administrative	57.1	42.6	1.9	4.1	0.3	2.7	5.5
Bad debt	0.4	0.2	0.2	-	-	-	-
Research and development	2.1	0.9	-	-	1.2	-	-
Adjusted EBITDA	9.5	3.6	3.9	10.5	(1.5)	(1.5)	(5.5)
Subtract (Add):
Depreciation and amortization	9.4	8.4	-	-	-	0.6	0.3
Impairments	(0.1)	-	-	-	-	(0.1)	-
Restructuring charges	0.1	-	-	-	-	-	0.1
Income (loss) from operations	0.2	$(4.8)	$3.9	$10.5	$(1.5)	$(2.0)	$(6.0)
Interest expense, net	(1.3)
Other expense, net	(1.2)
Loss from continuing operations before income taxes	(2.3)
Provision for income taxes	(1.2)
Loss from continuing operations	(3.5)
Loss from discontinued operations	(0.2)
Net loss	(3.7)
Net loss attributable to noncontrolling interests	0.2
Net loss attributable to IDT Corporation	$(3.5)

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income (Loss)
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Three Months Ended January 31, 2009 (Q2 2009)
Revenues	$403.9	$294.0	$14.1	$93.9	$-	$2.0	$-
Direct cost of revenues	310.0	233.9	4.7	71.1	-	0.4	-
Selling, general and administrative	66.3	48.9	2.8	5.8	-	2.9	6.0
Bad debt	2.1	1.1	0.4	0.6	-	-	-
Research and development	4.7	0.7	-	-	4.0	-	-
Adjusted EBITDA	20.7	9.3	6.2	16.5	(4.0)	(1.3)	(6.0)
Subtract:
Depreciation and amortization	12.2	10.7	0.1	-	-	1.0	0.3
Impairments	8.8	-	-	-	-	8.8	-
Restructuring charges	6.0	4.7	-	-	-	0.3	1.0
(Loss) income from operations	(6.2)	$(6.1)	$6.1	$16.4	$(4.0)	$(11.4)	$(7.3)
Interest expense, net	(0.5)
Other expense, net	(10.7)
Loss from continuing operations before income taxes	(17.4)
Provision for income taxes	(6.2)
Loss from continuing operations	(23.6)
Loss from discontinued operations	(38.9)
Net loss	(62.5)
Net loss attributable to noncontrolling interests	0.5
Net loss attributable to IDT Corporation	$(62.0)

IDT Corporation Reconciliation of Adjusted EBITDA to Income (Loss) from Operations and Net Income (Loss)
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Six Months Ended January 31, 2010
Revenues	$690.0	$565.6	$20.3	$101.1	$-	$3.1	$-
Direct cost of revenues	546.7	467.2	8.9	70.1	-	0.5	-
Selling, general and administrative	111.8	84.8	3.8	8.6	0.6	5.6	8.4
Bad debt	0.9	0.4	0.5	-	-	-	-
Research and development	3.5	1.5	-	-	2.0	-	-
Adjusted EBITDA	27.2	11.7	7.1	22.4	(2.6)	(3.0)	(8.4)
Subtract (Add):
Depreciation and amortization	17.8	15.8	0.1	0.1	-	1.4	0.6
Impairments	(0.1)	-	-	-	-	(0.1)	-
Restructuring charges	1.7	0.6	-	0.1	-	-	1.0
Income (loss) from operations	7.8	$(4.6)	$7.0	$22.3	$(2.6)	$(4.3)	$(9.9)
Interest expense, net	(3.3)
Other expense, net	(1.1)
Income from continuing operations before income taxes	3.4
Provision for income taxes	(2.8)
Income from continuing operations	0.6
Loss from discontinued operations	(0.3)
Net income	0.3
Net income attributable to noncontrolling interests	(0.1)
Net income attributable to IDT Corporation	$0.2

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	Alternative Energy	All Other	Corporate
Six Months Ended January 31, 2009
Revenues	$807.7	$614.1	$29.5	$161.1	$-	$3.1	$-
Direct cost of revenues	623.0	491.9	12.1	118.0	-	0.9	-
Selling, general and administrative	151.9	106.7	6.1	14.5	-	7.5	17.1
Bad debt	3.8	3.6	(0.8)	0.9	-	0.1	-
Research and development	6.4	1.6	-	-	4.8	-	-
Adjusted EBITDA	22.8	10.4	12.1	27.6	(4.8)	(5.4)	(17.1)
Subtract:
Depreciation and amortization	25.0	21.8	0.4	0.1	-	2.1	0.7
Impairments	8.8	-	-	-	-	8.8	-
Restructuring charges	7.2	3.9	-	-	-	0.9	2.3
(Loss) income from operations	(18.2)	$(15.4)	$11.7	$27.5	$(4.8)	$(17.3)	$(20.1)
Interest expense, net	(0.2)
Other expense, net	(31.7)
Loss from continuing operations before income taxes	(50.1)
Provision for income taxes	(9.1)
Loss from continuing operations	(59.2)
Loss from discontinued operations	(41.0)
Net loss	(100.2)
Net loss attributable to noncontrolling interests	1.0
Net loss attributable to IDT Corporation	$(99.2)